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                                      T S I

                            TROPICAL SPORTSWEAR INT'L




                                 March 23, 1998


Mr. Richard C. Allender
Chairman of the Board
President and Chief Executive Officer
Farah Incorporated
P.O. Box 13800
El Paso, Texas  79913-3800

Dear Mr. Allender:

         In connection with your consideration of a possible acquisition of, or investment in, Farah Incorporated, a Texas corporation (the "Company") by Tropical Sportswear Int'l Corporation ("TSI"), TSI has agreed to provide you certain information regarding the TSI which is non-public, confidential and proprietary in nature.

         1. As a condition to TSI furnishing information to you, TSI is requiring that you agree, as set forth below, to treat "Evaluation Materials" confidentially. As used in this Agreement, the term "Evaluation Materials" should, except as otherwise provided herein, mean any information that either TSI or its financial advisor, or its other representatives furnish to you and your directors, officers, partners, employees, agents and representatives (including without limitation, financial advisors, counsel, accountants, experts and consultants) (collectively, the "Representatives") in connection with a possible transaction involving TSI, whether furnished orally or in writing or gathered by inspection and regardless of whether specifically identified as "confidential" together with analyses, compilations, studies or other documents prepared by you or by your Representatives which contain or otherwise reflect or are derived from such information.

         The term "Evaluation Materials" does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives, or (b) was within your possession prior to its being furnished to you by TSI or its financial advisor or representative or was or becomes available to you on a non-confidential basis from a source other than TSI or its financial advisor or


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Mr. Richard C. Allender
March 23, 1998
Page 2


representatives, provided that such source is not known by you, after reasonable inquiry, to be prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation to TSI or its financial advisor or representatives.

         2. You agree that the Evaluation Materials will be used solely for the purpose of evaluating a possible transaction with TSI and that such Evaluation Materials will be kept confidential by you; provided, however, that you may disclose any Evaluation Materials to your Representatives who need to know such information for the purpose of evaluating the transaction (it being understood that they shall be informed by you of the confidential nature of such information and that you shall undertake reasonable efforts to cause them to treat such information on a confidential basis). You will be responsible for any breach of this Agreement by your Representatives. You agree, at your sole expense, to take all reasonable measures, including but not limited to court proceedings, to restrain your Representatives from unauthorized disclosure or use of the Evaluation Materials.

         3. The public disclosure of your possible interest in consummating a transaction involving TSI could have a material adverse effect on TSI's business if for any reason a definitive agreement with respect to such transaction is not consummated. In addition, any disclosure by you or any of your Representatives of your possible interest in consummating a transaction involving TSI to any shareholder could have a material adverse effect on TSI's business. Accordingly, you agree that without the prior written consent of TSI, you will not, and you will direct your Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between you and TSI or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof and no Evaluation Materials will be provided to any such persons; provided, however, that you may make such disclosure as you determine may be required by any applicable law, regulation or rule based upon advice of legal counsel. You agree to provide TSI reasonable prior notice of any such disclosure. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, any corporation, company, governmental agency or body, partnership or individual.

         4. You acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter, that certain laws prohibit any person who has received material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of TSI or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         5. In the event that you are requested in any proceeding to disclose any Evaluation Materials, you will give TSI prompt notice of such request so that TSI may


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Mr. Richard C. Allender
March 23, 1998
Page 3


seek an appropriate protective order. It is further agreed that, if in the absence of a protective order you are nonetheless compelled to disclose Evaluation Materials, you may disclose such information without liability hereunder; provided, however, that you give TSI written notice of the information to be disclosed as far in advance of its disclosure as is practicable.

         6. Upon TSI's request, you shall promptly deliver to TSI all written Evaluation Materials furnished to you or your Representatives by TSI or its financial advisor or representative, and any other written materials containing or reflecting any information in the Evaluation Materials (whether prepared by TSI, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written materials. Upon TSI's request, all documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Materials shall be destroyed, and such destruction shall be certified in writing to TSI by an authorized officer supervising such destruction.

         7. During the course of your evaluation, all inquiries and other communications with officers and employees of TSI with respect to a possible transaction are to be made only to officers and employees of TSI who are specifically designated by William W. Compton or Michael Kagan, on behalf of TSI. Accordingly, you agree not to directly or indirectly contact or communicate with any officer or other employee of TSI with respect to a possible transaction without the express written consent of TSI.

         8. Although TSI has endeavored to include in the Evaluation Materials information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither TSI nor any of its financial advisors or representatives have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Materials. You agree that neither TSI nor any of its financial advisors or representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Materials. Only those representations or warranties that are made to you in a definitive sale agreement when, as, and if, it is executed, and subject to such limitations and restrictions as may be specified in such definitive sale agreement, will have legal effect.

         9. You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, and that in addition to all other remedies TSI shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive and to use your reasonable efforts to cause your Representatives to waive any requirement for the securing or posting of any bond in connection with such remedy.


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Mr. Richard C. Allender
March 23, 1998
Page 4


         10. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without giving effect to its conflict of laws, principles or rules.

         11. If at any time you consider a transaction which would involve participation directly or indirectly by a third party, you agree to cause such third party to execute a confidentiality agreement satisfactory to TSI prior to the disclosure to such party of any Evaluation Materials.

         12. If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute your agreement with respect to the matters set forth herein.

                                    Very truly yours,

                                    TROPICAL SPORTSWEAR INT'L CORPORATION



                                    By: /s/ William W. Compton
                                       -------------------------
                                       Mr. William W. Compton
                                       Chairman of the Board and
                                       Chief Executive Officer


FARAH INCORPORATED


By:/s/ Richard C. Allender
   ----------------------
   Richard C. Allender
   Chairman of the Board,
   President and Chief
   Executive Officer